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                                                                    EXHIBIT 23.1





The Board of Directors

Mexican Restaurants, Inc.


We consent to incorporation by reference in the registration statement (No. 333-2271) on Form S-8 of Mexican Restaurants, Inc. of our report dated March 15, 2002, relating to the consolidated balance sheets of the Mexican Restaurants, Inc. and subsidiaries as of December 31, 2000 and December 30, 2001 and the related consolidated statements of income, stockholders' equity and cash flows for the each of the years in the three-year period ended December 30, 2001, which report appears in the December 30, 2001 Annual Report on Form 10-K of Mexican Restaurants, Inc.


                                                 /s/ KPMG LLP

Houston, Texas
March 15, 2002